SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GREAT LAKES DREDGE & DOCK CORPORATION
a Delaware corporation

Great Lakes Dredge & Dock Corporation (the “Corporation”), a corporation organized and existing under the DGCL (as defined below), does hereby certify as follows:

1.
The Corporation was originally incorporated under the name Great Lakes Dredge & Dock Holdings Corp., pursuant to the original Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on August 7, 2006.
2.
This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation, in accordance with Section 242 and Section 245 of the DGCL.
3.
The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
Article 1

NAME

The name of the Corporation is Great Lakes Dredge & Dock Corporation.

Article 2

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, county of New Castle. The name and address of the registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Article 3

PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

Article 4

CAPITAL STOCK
Section 1.
Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 171,000,000 shares, of which:

170,000,000 shares, par value $0.0001 per share, shall be shares of common stock (the “Common Stock”); and

1,000,000 shares, par value $0.0001 per share, shall be shares of initially undesignated preferred stock (the “Preferred Stock”).

Section 2.
Common Stock. Except as (i) otherwise required by law or (ii) expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
(a)
Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.
(b)
Voting Rights. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificates of designation relating to any series of Preferred Stock).
(c)
Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock, ratably among such holders based on the number of shares of Common Stock held by each such person. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph (c).
(d)
Preemptive Rights. Except as may be set forth in a written agreement to which such holder is party with the Corporation, no holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 3.
Preferred Stock. The Board is authorized, subject to limitations prescribed by law or any exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.
Section 4.
Definitions. Solely for the purposes of this Article Four and Article Five, the following terms shall have the meanings ascribed below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, “control” means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Corporation.

Article 5

RESTRICTIONS ON TRANSFER AND OWNERSHIP
Section 1.
Maritime Laws. It is the policy of the Corporation that Non-U.S. Citizens should beneficially own, individually or in the aggregate, no more than the Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to submit any proof that it is a U.S. Citizen as required by any applicable law or by any contract with the United States government (or any agency thereof) or any other Person, the Corporation shall have the power to take the actions prescribed in Sections 2 through 9 of this Article Five. The provisions of this Article Five are intended to ensure that the Corporation continues to qualify as a U.S. Citizen under the Maritime Laws so that the Corporation does not cease to be qualified under the Maritime Laws to own and operate vessels that may engage in dredging in the navigable waters of the United States, or in towing or the transportation of merchandise and passengers between ports or places in the United States to which the Coastwise Laws apply, or the transportation of valueless material or dredged material from a point in the United States or on the high seas within the United States exclusive economic zone to another point in the United States or on the high seas within the United States exclusive economic zone. The Board (or any duly authorized committee thereof) is specifically authorized to make all determinations in accordance with applicable law and this Amended and Restated Certificate of Incorporation to implement the provisions of this Article Five.

Section 2.
Stock Certificates.
(a)
To implement the policy set forth in Section 1 of this Article Five, the Corporation shall institute a dual stock certificate system such that: (i) each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate, in which a Person seeking to take title to the shares represented by such certificate shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to its citizenship and the citizenship of any beneficial owner for whom or for whose account such Person will hold such shares; and (iii) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed.
(b)
A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in the Amended and Restated Certificate of Incorporation; and (ii) the Corporation will furnish without charge to each stockholder of the Corporation who so requests a copy of the Amended and Restated Certificate of Incorporation.
Section 3.
Transfers.
(a)
Any purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation (excluding, for the avoidance of doubt, the original issuance of such shares by the Corporation), the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the Permitted Percentage for such class or series, shall be void and ineffective, and, to the extent that the Corporation knows of such purported transfer, neither the Corporation nor its transfer agent (if any) shall register such purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the purported transferee thereof as a stockholder of the Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this Article Five. In no event shall any such registration or recognition make such purported transfer effective unless the Board shall have expressly and specifically authorized the same.
(b)
A citizenship certification, and such other documentation under Section 8 of this Article Five, may be required by the Corporation or its transfer agent (if any) from all transferees (and from any recipient upon original issuance) of shares of capital stock of the Corporation and, if such transferee (or recipient) is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner, and registration of transfer (or the closing of such original issue) shall be denied upon refusal to furnish such certificate.
Section 4.
Excess Shares. If on any date (including, without limitation, any record date) (each, an “Excess Share Date”) the number of shares of a class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens exceeds the Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute “Excess Shares” for purposes of this Article Five shall be those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such Permitted Percentage to be exceeded; provided that, (i) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article Five; (ii) the Corporation may, in its reasonable discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date of their acquisition of beneficial ownership of Excess Shares; (iii) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or such shares shall be treated as Excess Shares on a pro rata basis as the Corporation may, in its reasonable discretion, deem appropriate; (iv) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen will be deemed to have been acquired, for purposes of this Article Five, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (v) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 4 as to which shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.
Section 5.
Additional Remedies for Exceeding Permitted Percentage. In the event that (i) Section 3(a) of this Article Five would not be effective for any reason to prevent the transfer (a “Proposed Transfer”) of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (a “Proposed Transferee”), (ii) a change in the status (a “Status Change”) of a U.S. Citizen to a Non-U.S. Citizen (a “Disqualified Person”) causes a share of any class or series of capital stock of the Corporation of which such U.S. Citizen is the beneficial owner immediately prior to such change to constitute an Excess Share, or (iii) the original issuance by the Corporation of a share of any class or series of capital stock of the Corporation to a Non-U.S. Citizen (a “Disqualified Recipient”) that results in such share constituting an Excess Share, then, effective as of immediately before the consummation of such Proposed Transfer (in the case of such Proposed Transferee) or such Status Change (in the case of such Disqualified Person), and as of the time of issuance of such Excess Share (in the case of such Disqualified Recipient), such Excess Share shall to the fullest extent permitted by law be eligible for redemption by the Corporation in accordance with Section 6 of this Article Five, and such Non-U.S. Citizen (each, a “Restricted Person”) shall neither acquire nor have any rights or interests in such Excess Share subject to redemption.
Section 6.
Redemption.
(a)
Without limiting the generality of the foregoing, in the event that the restrictions on transfer set forth in Section 3(a) would not be effective for any reason whatsoever or would not be a best practice to prevent the beneficial ownership by Non-U.S. Citizens of shares of the class or series of capital stock of the Corporation from exceeding the Permitted Percentage for such class or series, as determined by the Corporation in its sole discretion, then the Corporation, by action of the Board, in its sole discretion, shall have the power to redeem such Excess Share, unless such redemption is not permitted under the DGCL or other provisions of applicable law; provided that the Corporation shall not have any obligation under this Section 6 to redeem any one or more Excess Shares.
(b)
Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part, (i) the holders of such Excess Shares subject to redemption shall to the fullest extent permitted by law (so long as such excess exists) not be entitled to any voting rights with respect to such Excess Shares, and (ii) the Corporation shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 6(c)(iii) of this Article Five); provided that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 6.

(c)
The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Section 6 shall be as follows:

(i)
the per share redemption price (the “Redemption Price”) to be paid for each Excess Share shall be the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into an escrow account by the Corporation pursuant to Section 6(b) of this Article Five;
(ii)
the Redemption Price shall be paid in cash (by wire transfer or bank or cashier’s check) or by the issuance of Redemption Notes, as determined by the Board in its sole discretion;
(iii)
written notice of the date on which the Excess Shares shall be redeemed (the “Redemption Date”), together with a letter of transmittal to accompany certificates representing the Excess Shares that are surrendered for redemption (if any), shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the “Redemption Notice”);
(iv)
the Redemption Date (for purposes of determining right, title and interest in and to the Excess Shares to be redeemed) shall be the later of (A) the date specified in the Redemption Notice sent to the record holders of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Corporation shall have irrevocably deposited or set aside a sum sufficient to pay the Redemption Price to such record holders or the date on which the Corporation shall have paid the Redemption Price (including, without limitation, the delivery of any applicable Redemption Notes) to such record holders;
(v)
each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 6(c)(iv) of this Article Five)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;
(vi)
if a Redemption Notice has been duly sent to the record holders of the Excess Shares to be redeemed and the Corporation has irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares, then dividends shall cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares shall no longer be deemed outstanding and all right, title and interest in respect of such Excess Shares shall forthwith cease and terminate, except only the right of the record holders thereof to receive the Redemption Price, without interest;

(vii)
without limiting clause (vi) above, on and after the Redemption Date, all right, title and interest in respect of the Excess Shares to be redeemed by the Corporation (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon (and may be either retired or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and
(viii)
upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper from for transfer as specified in the Redemption Notice) the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record.
Section 7.
Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment, the citizenship of the beneficial owners of any class or series of the Corporation’s capital stock for the purposes of this Article Five. In determining the citizenship of the beneficial owners or their transferees or, in the case of original issuance, any recipient (and, if such transferees or recipients are acting as fiduciaries or nominees for any beneficial owners, with respect to such beneficial owners) of any class or series of the Corporation’s capital stock, the Corporation may rely on the stock transfer records of the Corporation and the citizenship certifications required under Section 3(b) of this Article Five and the written statements and affidavits required under Section 8 of this Article Five given by the beneficial owners or their transferees, or, in the case of original issuance, any recipients (or any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees) (in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others) to prove the citizenship of such beneficial owners, transferees or recipients (or any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees and recipients (and any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees) may also be subject to proof in such other manner as the Corporation may deem reasonable pursuant to Section 8(b) of this Article Five. The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees and recipients (and any beneficial owners for whom such transferees or recipients are acting as fiduciaries or nominees) in accordance with the provisions of Article Five shall be conclusive.
Section 8.
Requirement to Provide Citizenship Information.
(a)
In furtherance of the policy set forth in Section 1 of this Article Five, and without limiting any other provision of this Article Five, the Corporation may, to the fullest extent permitted by law, require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:
(i)
promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Corporation after the date of filing of this Amended and Restated Certificate of Incorporation, and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information required by 46 C.F.R. part 355;
(ii)
promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information required by 46 C.F.R. part 355;
(iii)
promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;
(iv)
every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address; and
(v)
every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than two business days after the date such beneficial owner ceases to be a U.S. Citizen, a written statement, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.
(b)
The Corporation may at any time require reasonable proof, in addition to the citizenship certifications required under Section 3(b) of this Article Five and the written statements and affidavits required under Section 8(a) of this Article Five, of the citizenship of the beneficial owner or the proposed transferee or, in the case of original issuance, the recipient (and, if such transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of shares of any class or series of the Corporation’s capital stock.

(c)
In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 8 of this Article Five) from a beneficial owner of shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 3(b) of this Article Five, a written statement, an affidavit and/or reasonable documentation required under Section 8(a) of this Article Five, and/or additional proof of citizenship required under Section 8(b) of this Article Five, and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then (x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall, to the fullest extent permitted by law, be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into an escrow account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article Five; provided, however, that the Corporation, acting through its Board, shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii) to any of the shares of such beneficial owner in any particular instance.
(d)
In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 8 of this Article Five) from a beneficial owner of, or the proposed transferee of, or, in the case of original issuance, the recipient (and, if such transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of, shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 3(b) of this Article Five, a written statement, an affidavit and/or reasonable documentation required under Section 8(a) of this Article Five, and/or additional proof of citizenship required under Section 8(b) of this Article Five, and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article Five, by the date set forth in such written request, the Corporation, acting through its Board, shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation, until such requested documentation is so submitted.
Section 9.
Severability. Each provision of this Article Five is intended to be severable from every other provision. If any one or more of the provisions contained in this Article Five is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article Five shall not be affected, and this Article Five shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.
Section 10.
NASDAQ Transactions. Nothing in this Article Five shall preclude the settlement of any transaction entered into through the facilities of The Nasdaq Stock Market or any other National Securities Exchange for so long as any class or series of the capital stock of the Corporation is quoted for trading on The Nasdaq Stock Market or listed for trading on any other National Securities Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article Five and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article Five.
Section 11.
Certain Definitions. Solely for purposes of this Article Five, the following terms shall have the meanings ascribed below:

A Person shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares or interests in an entity to the extent such Person would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor rule to such rule, and such terms shall apply to and include the holder of record of any such shares or interests.

“Coastwise Laws” shall mean the United States cabotage laws set forth in Title 46, United States Code, Chapter 551, including but not limited to the Jones Act, the Dredge Act, the Towing Vessel Act, and the Passenger Vessel Services Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.

“Disqualified Person” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Disqualified Recipient” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Excess Shares” shall have the meaning ascribed to such term in Section 4 of this Article Five.

“Excess Share Date” shall have the meaning ascribed to such term in Section 4 of this Article Five.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

“Fair Market Value” of one share of a particular class or series of the capital stock of the Corporation as of any date shall mean the average of the daily Market Price (as defined herein) of one share of such capital stock for the 20 consecutive Trading Days (as defined herein) immediately preceding such date, or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, the fair value of a share of such class or series of capital stock on such date as determined in good faith by the Board.

“Maritime Laws” shall mean collectively those United States laws governing the ownership, documentation, and operation of United States documented vessels with coastwise trade endorsements, including the Coastwise Laws, Title 46 United States Code Chapter 121, and Title 46 United States Code Section 50501, and any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.

The “Market Price” of a share of a class or series of capital stock of the Corporation for a particular day shall mean: (A) the last reported sales price, regular way, on such day, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for unlisted trading privileges on the principal

National Securities Exchange on which such class or series of capital stock is then listed or admitted for unlisted trading privileges; or (B) if such class or series of capital stock is not then listed or admitted for unlisted trading privileges on any National Securities Exchange, the last quoted price on such day, or, if not so quoted, the average of the closing bid and asked prices on such day in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use; or (C) if on any such day such class or series of capital stock is not quoted by any such organization, the average of the bid and asked prices on such day as furnished by a professional market maker making a market in such capital stock selected by the Corporation; or (D) if on any such day no market maker is making a market in such capital stock, the fair value of a share of such class or series of capital stock on such day as determined in good faith by the Board (or a duly authorized committee thereof).

“National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute, or The Nasdaq Stock Market or any successor thereto.

“Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

“Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation, the lesser of (i) 22.5% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding, and (ii) 90% of the maximum percentage of the issued and outstanding shares of such class or series of capital stock of the Corporation permitted to be beneficially owned, individually or in the aggregate, by Non-U.S. Citizens under the Maritime Laws so that the Corporation does not cease to be qualified under the Maritime Laws to own and operate vessels that may engage in dredging in the navigable waters of the United States and to transport dredged material between points in the United States.

“Proposed Transfer” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Proposed Transferee” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Redemption Date” shall have the meaning ascribed to such term in Section 6(c)(iii) of this Article Five.

“Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such promissory notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory notes.

“Redemption Notice” shall have the meaning ascribed to such term in Section 6(c)(iii) of this Article Five.

“Redemption Price” shall have the meaning ascribed to such term in Section 6(c)(i) of this Article Five.

“Restricted Person” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Status Change” shall have the meaning ascribed to such term in Section 5(a) of this Article Five.

“Trading Day” shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the Corporation are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“U.S. Citizen” shall mean a citizen of the United States within the meaning of the Maritime Laws (as defined herein) for purposes of owning or operating vessels in the United States coastwise trade.

Article 6

BOARD OF DIRECTORS
Section 1.
Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall initially be eight (8) members and thereafter shall be established from time to time by resolution of the Board.
Section 2.
Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office only in this manner, except as expressly provided in Sections 2, 3 and 4 of this Article Six. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, disqualification, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. No Non-U.S. Citizen shall be qualified to serve as a director if the placement of such person on the Board of Directors would result in the total number of directors who are Non-U.S. Citizens to be more than a minority of the minimum number of directors necessary to achieve a quorum. No person may serve as the chairperson of the Board unless that person is a U.S. Citizen.

Section 3.
Classes of Directors. Until the election of directors at the annual meeting of stockholders to be held in 2027, the directors shall be divided into three classes, designated Class I, Class II and Class III. The term of the current Class I directors shall, consistent with having been elected to a three-year term at the 2022 annual meeting, terminate on the date of the 2025 annual meeting; the term of the current Class II directors shall, consistent with having been elected to a three-year term at the 2023 annual meeting, terminate on the date of the 2026 annual meeting; and the term of the current Class III directors to be elected at the annual meeting of stockholders to be held in 2024 shall, consistent with having been elected to a three-year term at the 2024 annual meeting, terminate on the date of the 2027 annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Commencing with the election of directors at the annual meeting of stockholders to be held in 2025, successors to the class of directors whose term expires at such annual meeting shall be elected for a one-year term. Commencing with the election of directors at the annual meeting of stockholders to be held in 2027, the classification of the Board shall terminate. Notwithstanding anything in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the term of any director that, in accordance with this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, ceases to be qualified to serve as a director of the Corporation shall automatically terminate as of the time such director ceases to be qualified.
Section 4.
Removal of Directors; Vacancies. Any director serving in a class of directors elected for a term expiring at the third annual meeting following the election of such class shall be removable only for cause, and all other directors shall be removeable either with or without cause. Any director, or all of the directors, may be removed from office at any time at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class. Such removal rights are subject to the rights of the holders of any series of Preferred Stock then outstanding. Vacancies and newly created directorships resulting from any increase in the authorized number of directors and vacancies created from the death, disqualification, resignation or removal of any director shall be filled by directors possessing a majority of the voting power of all directors. Notwithstanding anything herein to the contrary, in the event that a vacancy arising from the death, disqualification, resignation, or removal of any directors shall cause the proportion of Non-U.S. Citizen directors to exceed the proportion permitted under Section 2 of this Article Six, then the Non-U.S. Citizen director with the shortest tenure of service as a director shall be automatically disqualified from serving as a director, his or her term as a director shall immediately expire, he or she shall automatically cease to be a director and the size of the Board shall be reduced by one directorship. The preceding sentence shall apply successively to one or more Non-U.S. Citizen directors to permit the Board to comply with Section 2 of Article Six. Any director so disqualified may be reappointed as a director if the vacancy or vacancies that caused such disqualification have been filled in accordance with this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation.
Section 5.
Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article Six, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6.
Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the Bylaws of the Corporation shall not be altered or amended by the stockholders without the affirmative vote of the holders of 66-2/3% of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class).
Article 7

RESERVED
Article 8

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, or any other applicable law, as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. For purposes of this Article Eight, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

Article 9

INDEMNIFICATION
Section 1.
Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the

Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this Article Nine (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. Notwithstanding anything in this Article Nine to the contrary, in no event shall the Corporation have any obligation to indemnify a director or officer of the Corporation for any proceeding initiated by such person seeking indemnification unless such proceeding either (i) is a proceeding to enforce such director’s or officer’s rights under this Article Nine or (ii) was authorized by the Board.
Section 2.
Advancement of Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article Nine. The majority of the Disinterested Directors or a committee thereof may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

Section 3.
Procedure for Indemnification. Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under this Article Nine shall be made promptly, and in any event within 30 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article Nine). The right to indemnification or advances as granted by this Article Nine shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article Nine where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 4.
Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article Nine shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article Nine shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article Nine is in effect. Any repeal or modification of this Article Nine or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article Nine, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Nine, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.
Section 5.
Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.
Section 6.
Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Nine in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Nine shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.
Section 7.
Savings Clause. If this Article Nine or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article Nine as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Nine to the full extent permitted by any applicable portion of this Article Nine that shall not have been invalidated and to the full extent permitted by applicable law.
Article 10

ACTION BY WRITTEN CONSENT;
SPECIAL MEETINGS OF STOCKHOLDERS

The stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of directors holding a majority of the voting power of all directors then in office. Notwithstanding the foregoing, the provisions of the first sentence of this Article Ten shall not apply at any time when the Corporation’s Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Article 11

RESERVED
Article 12

SECTION 203

The Corporation expressly elects to be governed by Section 203 of the DGCL.

Article 13

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or

otherwise, the affirmative vote of the holders of (i) at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with Article Seven, Article Eight, Article Nine, Article Ten, Article Eleven or this Article Thirteen of this Amended and Restated Certificate of Incorporation or (ii) at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with any other provision of this Amended and Restated Certificate of Incorporation.

* * * * * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 9th day of May, 2024.

By: /s/Vivienne R. Schiffer

Name: Vivienne R. Schiffer Title: Senior Vice President, Chief Legal

Officer, Chief Compliance Officer

and Corporate Secretary